EXHIBIT 99.2

Oral Remarks Concerning Union Planters’ Fourth Quarter 2003 Performance
Made in a Prerecorded Conference Call
January 15, 2004
7:30 a.m. EDT

RICHARD W. TRIGGER, DIRECTOR OF CORPORATE PLANNING, UNION PLANTERS CORPORATION:

Welcome to the Union Planters Corporation fourth quarter 2003 pre-recorded earnings message. I am Rich Trigger, Director of Corporate Planning for Union Planters Corporation. This message has been pre-recorded and is based on the fourth quarter earnings release issued at 6:00 a.m. Eastern Standard Time on Thursday, January 15, 2004 and will be available for replay until January 31, 2004.

Speaking today on behalf of Union Planters Corporation will be: Jackson W. Moore, Chairman, President and CEO; and Bobby L. Doxey, Senior Executive Vice President and Chief Financial Officer.

This message references certain slides. Both the news release and the slides used in this message are available on the Union Planters website at www.unionplanters.com/investor. Callers may wish to bring the slides into view or print the slides before listening to the call.

Please refer to the forward-looking statement disclosure on the next slide.

This message includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to this slide for an explanation about forward-looking statements included in the presentation today.

I would now like to introduce Jack Moore, our Chairman, President, and CEO.

JACKSON W. MOORE, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNION PLANTERS CORPORATION:

Thank you Rich. I would like to welcome our shareholders, investors and others to our pre-recorded earnings message on fourth quarter 2003 financial results.

If you would, please refer to the next slide for a summary of our financial results.

We reported 4th quarter earnings of $98.7 million, or 51 cents per diluted share, which is consistent with the guidance we provided in mid-December. Full year earnings were $2.52 per diluted share versus $2.59 earned during 2002.

As we communicated in December, the significant reduction in mortgage-related volumes and competitive pricing pressures drove the reduction in revenue from our Company’s mortgage banking segment. The decline in mortgage activity, which occurred at a much faster pace than we anticipated, was a significant contributor in our reduced earnings for this quarter compared to prior periods.

We plan to incur pre-tax charges in 2004 between $50 and $60 million to cover costs related to strategic initiatives. These strategic actions, which will be fully implemented by year end 2004, are expected to improve annual pre-tax earnings by $30 to $35 million. We will give you greater detail on the components of this charge along with its related benefits later in the presentation.

While we continue to face challenges in a tough environment, we are proud to have achieved many of our goals during the year. Specifically:

•	Our nonperforming assets declined for the fifth consecutive quarter and were at their lowest level since the first quarter of 2001.

•	We saw growth in professional employment services revenue as well as our financial services products during the year.

•	Our successful home equity product continues to expand with growth of almost 7 percent since the last quarter and 37 percent since the same quarter last year.

While the fourth quarter of 2003 proved to be challenging for the Company, we were able to reward shareholders’ with a 16.6 percent total return due to stock price appreciation over the year and a dividend yield which remains at the top of our peer group. Our capital levels continue to support our strong dividend payout.

Our focus remains on providing shareholders with solid returns, improving our level of customer service and competing more effectively by improving organizational efficiencies. These initiatives will better position us for future profitability and growth.

Now let me turn it over to Bobby Doxey, our CFO who will provide greater detail on the financial results for the quarter and will discuss the steps we are taking as part of our key initiatives.

BOBBY L. DOXEY, SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, UNION PLANTERS CORPORATION:

Thank you Jack. Over the next few slides, I will walk you through our fourth quarter financial performance and some key initiatives to mitigate the decline we have experienced in mortgage revenue.

Please move to the next slide.

Let me begin with a discussion of these initiatives which will result in the benefits that Jack just outlined.

Specific initiatives are focused around five areas:

•	Reduce mortgage staff by consolidating underwriting functions, improve productivity through the implementation of a new mortgage origination system and align staff with reduced mortgage-related volumes;

•	Streamline credit operations by centralizing credit policy, collections, loan operations and risk management, enhancing the portfolio management and credit reporting processes and strengthening the credit organizational structure;

•	Consolidate selected underperforming branches. This is our ongoing effort to focus on our efficient business model by rationalizing our distribution network;

•	Reduce facility costs by disposing of the resultant vacant space; and,

•	Reduce credit costs through the disposition of the brokered home equity portfolio.

As Jack indicated, these actions, when implemented, are expected to improve pre-tax earnings by $30 to $35 million on an annual basis. We anticipate that approximately 60 percent of these savings will be realized in 2004.

The pre-tax charges represent severance and other costs associated with the reduction in staff and the disposition of facilities and the brokered home equity portfolio.

I would now like to review details of our fourth quarter financial performance. Let me begin with a discussion of net interest income.

Please turn to the next slide.

Net interest income and net interest margin on a fully tax-equivalent basis was $281 million and 3.90 percent, respectively, for the fourth quarter of 2003, compared to $306 million and 3.92 percent last quarter. Key drivers to the reduction of net interest income and the related margin include a $1.6 billion reduction in average loans held for resale from the third quarter levels as a result of the significant decline in mortgage originations. Additionally, the sale of investment securities used to manage interest-rate risk during the latter part of third quarter, resulted in a decline of $896 million in the average balance of investment securities from the third quarter.

Average total deposits, excluding time deposits, increased by $948 million, or 6 percent, from the same quarter last year primarily due to an increase in the money market account and mortgage escrow related balances. We have retained nearly 75 percent of the customers brought in by the money market promotional campaign, cross-sold more than 80 percent of the customers at least one additional product as a result of the “Free Checking” campaign and experienced an increase in average services per household due to a solid focus on cross-selling opportunities.

We ended the year with a somewhat smaller and very solid balance sheet; loans held for sale and investment securities are now at stable levels, our asset mix continues to reflect a lower risk profile and we are funded by a very strong and growing core deposit base. We believe that the net interest margin has stabilized and our Company is positioned to grow our core products given an improving economy.

Please move to the next slide.

This slide shows growth trends in several key loan products and demonstrates progress toward our strategy to improve the risk profile of the loan portfolio.

Strong growth in our home equity product continues, increasing $129 million, or 7 percent, since last quarter and 37 percent since last year.

We did experience a decline in our consumer mortgage portfolio as prepayment activity associated with the interest-rate environment remained high. Helping to offset these declines while still generating strong credit quality was the impact of our adjustable rate mortgage products introduced during the second quarter. These products are intended to increase balances with minimum credit and interest-rate risk; the average loan-to-value ratio of these products has been a strong 73% this year.

Average consumer loans, which consist of our indirect lending portfolio, student loans, personal overdrafts, unsecured loans and mobile home loans, declined more than 12% from the same period last year and more than 2% from last quarter. This is consistent with our overall strategy to de-emphasize higher-risk loans. Commercial loan demand remains soft, and while we have seen some increased activity in our pipeline, we do not expect strong growth in this product until the economy picks up more momentum.

The net effect of this activity resulted in a remixing of our loan products to a higher percentage of low-risk home equity and consumer mortgage products.

Please turn to the next slide.

Noninterest income was $195 million for the fourth quarter compared to $208 million during the previous quarter. Noninterest income as a percentage of total revenue on a fully tax-equivalent basis for the fourth quarter was 41 percent, compared to 40 percent last quarter.

During the fourth quarter, we closed on certain previously announced branch sales, which are a part of our ongoing rationalization of our distribution network. The sales resulted in pre-tax gains of $15.6 million and represented approximately $111 million and $155 million in loans and deposits, respectively, as of the settlement date.

Net revenues from professional employment services increased $3 million, or 37 percent, from last quarter due to lower payroll taxes during the fourth quarter. Financial services revenue remained relatively flat compared to last quarter and was up almost $2 million compared to the same quarter last year, primarily due to an increase in commissions received from annuity sales. Positive strides continue to be made in our trust area. The market value of assets under management was at the highest level since the third quarter of 2002 while the number of trust accounts increased 15 percent from the third quarter. Service charges on deposit accounts increased $1 million, or 2 percent, from last quarter primarily on the strength of overdraft charges.

Please turn to the next slide.

As you can see from this slide, revenue from mortgage origination activity declined significantly as origination volume was down more than 50 percent from the third quarter to $2.1 billion. Mortgage-related income for the quarter was $43 million compared to $138 million in the previous quarter. Total revenue from origination and sales activities of $40.1 million during the fourth quarter is down consistent with the decline of origination activity during the quarter when loan portfolio sales are excluded.

Mortgage servicing revenue increased by $1.0 million, or 4.6 percent, during the quarter and was offset by an increase in the amortization of mortgage servicing rights of $1.5 million. During the quarter, we recorded a permanent impairment of mortgage servicing rights of $49 million, which reduced both the gross carrying value and the associated valuation allowance of mortgage servicing rights. This write-down had no impact on earnings in the current quarter but will result in a reduction of MSR amortization expense in future periods.

Please turn to the next slide.

Noninterest expense was $279 million in the fourth quarter, an improvement of $4 million, or more than 1 percent, from the third quarter. This decline reflects a 5 percent reduction in salaries and employee benefits expense and a reduction in certain mortgage-related expenses from previous quarter.

We expect mortgage-related expenses to continue to decline as there is a lag in the timing of the reduction of certain mortgage-related expenses compared to the decline in origination volumes. Offsetting this reduction was an $8 million increase in operational losses from the third quarter and project costs associated with several new initiatives.

Our current management team has a good track record of aggressively managing our cost structure. We are committed to reducing the volume-related mortgage expenses and operational losses and we expect that the efficiency ratio will approach prior period levels and are focused on our long-term goal of a 50 percent efficiency ratio.

Please turn to the next slide.

As a result of management’s continued commitment to improving credit quality, nonperforming assets declined for the fifth straight quarter and represent the lowest level since the first quarter of 2001. Nonperforming assets declined to $262 million, an improvement of $82 million, or 24 percent since the same quarter last year and $6 million, or 10 percent on an annualized basis since the previous quarter. Additionally:

•	Nonperforming assets as a percentage of loans plus foreclosed property declined to 1.19 percent, a significant improvement from the year-end of 2002 level of 1.50 percent.

•	The allowance for loan losses as a percentage of nonperforming assets at December 31, 2003 improved to 126.4 percent, compared to 102.1 percent for the year-end of 2002.

Net charge-offs were $48 million, or 86 basis points of average loans, this quarter compared to $66 million, or 113 basis points of average loans, for the same period last year. Third quarter of 2003 net charge-offs were $51 million, or 90 basis points of average loans. The allowance for loan losses was 1.50 percent of outstanding loans at December 31, 2003, consistent with the prior quarter level of 1.48 percent.

Net charge-offs were $200 million, or 89 basis points of average loans, in 2003. Management continues to focus on improving the overall risk profile of the loan portfolio and reducing credit costs. While nonperforming assets may fluctuate from quarter to quarter, we expect the overall trend to be down during 2004, given a stable or improving economy . Including actions regarding the brokered home equity portfolio, management anticipates net charge-offs of 55 to 60 basis points of average loans in 2004, trending down towards 50 basis points in the fourth quarter of 2004.

Please move to the next slide.

Total shareholders’ equity at December 31, 2003 was $3 billion, reflecting a leverage ratio of 7.89 percent and an estimated Tier-1 capital to total risk-weighted assets ratio of 9.60 percent. This represents a very strong capital base which supports the continued execution of our share repurchase plan and our current dividend payout level.

These ratios compare to 7.66 percent and 9.96 percent, respectively, at September 30, 2003. During the fourth quarter of 2003, the Board of Directors authorized the repurchase of up to 20.0 million shares of its common stock. Subsequently, the Company repurchased 5.0 million shares, bringing the total number of shares authorized for repurchase to 24.7 million.

And now, Jack will conclude our message.

JACKSON W. MOORE:

You’ve heard about our key strategic initiatives that better position us for future profitability and growth.

These efforts, combined with continued improvements in our credit costs and moderate asset growth, will generate earnings between $2.25 and $2.40 per diluted share for 2004, excluding the charges, and between $2.03 and $2.22, including the charges, which is consistent with our previous guidance. Our focus remains on providing shareholders with solid returns, improving our level of customer service and competing more effectively by improving organizational efficiencies.

We continue to focus our sales efforts on integrating services across business lines, cross-selling products to customers brought in by our successful product promotions and working closely with commercial and retail associates to service our diverse and expanding customer base. Our long-term strategic goals remain unchanged – we will demonstrate disciplined expense control, a strong focus on credit quality improvement, and continued dedication to our customers and associates.

RICHARD W. TRIGGER:

This concludes the fourth quarter 2003 earnings message. For further information, please refer to the news release issued on January 15th and the current report on Form 8-K filed with the Securities and Exchange Commission.

END